Exhibit 10.13

DON DAVID GOLD S.A. DE C.V.

Macedonio Alcala No. 201-105

Col. Centro, Oaxaca, Oaxaca

Mexico, 1 july 2011

AMENDMENT to PURCHASE CONTRACT	303-11CMX-028-1-P

This contract is concluded on the 1st day of July 2011 (the “Effective Date”) between DON DAVID GOLD S.A. DE C.V., Macedonio Alcala No. 201-105 Col. Centro, Oaxaca, Oaxaca, Mexico (the “Seller”) and CONSORCIO MINERO DE MEXICO CORMIN MEX, S.A. DE C.V., Reforma 115 piso 21, despacho 2102, Col. Lomas de Chapultepec, Mexico D.F., Mexico (the “Buyer”).

The Effective Date of this Amendment shall be the 1st day of july 2011

SCOPE OF THE CONTRACT

The Seller agrees to sell copper concentrate and the Buyer agrees to buy copper concentrate at the terms and conditions set out below:

DEFINITIONS

1 ounce means:	1 troy ounce of 31.1035 grams;
1 ton means:	1 metric ton of 1,000 kilograms or 2204.62 lbs;
1 unit means:	1% of the dry net weight;
Affiliates means:	in relation to any company or corporation, a Subsidiary or Holding
Company of that company or corporation or any other Subsidiary of that company or corporation or of that Holding Company;
Banking Day and Business Day mean:	any day except a Saturday or Sunday on which banks in the city of New York, New York, USA, are generally open for the conduct of business;
Holding Company means:	in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;
IMO/BC Code means:	the International Maritime Organisation Code of Safe Practice for Solid Bulk Cargoes prevailing at the time of delivery;
INCOTERMS 2000 means:	the 2000 edition of the standard trade definitions published by the International Chamber of Commerce;
LBMA means:	London Bullion Market Association;
LME means:	London Metal Exchange;
Month of Scheduled Shipment (MOSS) means*:	in respect of any shipment of the concentrate, the calendar month in which shipment has been scheduled as per the clause SHIPMENT or as otherwise agreed in writing between the parties;
Subsidiary means:	in relation to any company or corporation, a company or corporation which is controlled, directly or indirectly, by the first mentioned company or corporation; more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or which is a Subsidiary of another Subsidiary of the first mentioned company or corporation; and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;
US$ means:	the lawful currency of the United States of America;
Valid TML means:	Transportable Moisture Limit valid for the current shipment;
Valid FMP means:	Flow Moisture Point valid for the current shipment

PURCHASE CONTRACT	303-11CMX-028-1-P

QUANTITY AND QUALITY

100% of El Aguila copper concentrates production estimated between 150 and 200 wmt per month, between July 2011 to December 2012

Cu 24-26%

Ag 8,000 - 10,0000 gms

Au 25-40 grm

Zn 1.5 - 2%

Pb 11-13%

Sb 1.5%

Cd 200-300 PPM

Bi 0.1%

As 0.4-0.5%

S 28-30%

Fe 28-30%

F110-120 PPM

Hg 15-20 PPM

In the event the actual assays deviate from the contractual assays both parties agree to discuss in good faith to reach a solution in line with prevailing market terms.

The Concentrate shall otherwise be free from deleterious impurities harmful to the smelting and / or refining processes and shall be able to withstand the voyage, upon all customary forms of transportation, to the destination intended by the Buyer. The Concentrate shall conform to all local regulations and the IMO / BC Code of Safe Practice for Solid Bulk Cargoes. Seller shall promptly present valid TML, FMP and moisture certificates if so requested by Buyer.

DELIVERY

DAP (Delivery At Place) impala warehousing Manzanillo or Parity (Incoterms 2000)

Seller shall have the right to collect the 16% VAT.

PRICE

Payments

Copper

Pay for 100% (one hundred percent) of the final copper content, after deduction of 2 (two) units, at the official London Metal Exchange cash settlement quotation for Copper, as published in the Metal Bulletin in US$ and averaged over the quotational period.

Silver

Pay for 95% (ninety-five percent), balance of the final silver content at the LBMA spot quotation for silver, as published in the Metal Bulletin in US$ and averaged over the quotational period.

PURCHASE CONTRACT	303-11CMX-028-1-P

Gold

Pay for 95% (ninety-five percent), subject to a minimum deduction of 1.5 (one point five) grams balance of the final balance of the final Gold content at the LONDON FINAL Quotation for gold, as published in the Metal Bulletin in US$ and averaged over the quotational period.

Deduction

Treatment Charge

US$ 355 (US$ three hundred and fifty five) per dry metric ton of the Concentrate delivered basis DAP Manzanillo, Mexico or parity.

Refining Charges

Copper:	US$ 35.5 Cents (US$ thirty five point five) per payable pound of copper.
Basis in a price of US $ 4.50 (four point five) per payable pound of copper, and increase 10% (ten percent) per each US 1.00/MT the final Cu price is above US $4.50 (four point five) per pound

Silver:	US$ 2 (US$ two) per payable troy ounce of silver.
Basis in a price of US $ 20 per ounce, and increase US $0.085 per each US 1.00/MT the final Ag price is above US $20 (Twenty) per ounce

Gold:	US$ 15.00 (US$ fifteen) per payable troy ounce of gold.

Penalties

Lead + Zinc

US$ 2.00 (US$ two) per dry metric ton of the Concentrate for each 0.10% (zero point one percent) the final combined lead plus zinc content exceeds 4% (four percent).

Arsenic + Antimony

US$ 3.00 (US$ three) per dry metric ton of the Concentrate for each 0.10% (zero point one percent) the final combined arsenic plus antimony content exceeds 0.7% (zero point seven percent).

All fractions pro rata.

None one, subject to maximum contents as follow

Bi < 0.05%

Se > 400 ppm

F > 500 ppm

QUOTATIONAL PERIOD

The quotational period for all payable metals shall be the month following the Month of arrival at the warehouse (M+l).

PURCHASE CONTRACT	303-11CMX-028-1-P

PAYMENT

All payments shall be made in US$ by telegraphic transfer.

Provisional Payment

90% (ninety percent) of the provisional invoice value of the Concentrate, based on the final wet weight, final moisture, provisional assays and the metal forward LME prices referred to the contractual QP at the date of invoice is issued, shall be paid 10 (ten) calendar days after the truck delivery to the Manzanillo warehouse against the presentation of the following documents:

1.	Holding certificate as per Appendix 1 hereto;

2.	Seller’s provisional invoice;

3.	Seller’s provisional weight and moisture certificate;

4.	Seller’s provisional assay certificate;

Final Payment

Final payment shall be made by the party so owing latest 3 (three) Banking Days after the date final assays, weights and prices are known against presentation of the final invoice.

In case Seller is indebted to Buyer by reason of having received provisional payment in excess of the amount of the final invoice, this difference shall be re-paid by Seller to Buyer by telegraphic transfer within 3 (three) Banking Days of final weights, final assays and final prices being known.

TITLE AND RISK

Title and Risk in the concentrate shall pass from seller to buyer when the concentrate has been delivered to the buyer’s nominated warehouse in Manzanillo, Mexico

WEIGHING, SAMPLING AND MOISTURE DETERMINATION

The operations of weighing, sampling and moisture determination shall be carried out at the Manzanillo warehouse in the usual technical manner. The moisture and the wet weight determined less a weight franchise of 0.5% (zero point five percent) shall be final and binding for settlement purposes.

Seller and Buyer shall appoint an internationally recognised supervision company on a joint basis to represent them during these operations. The costs of these operations shall be shared equally between the parties.

The size of the lots for sampling purposes shall be approximately 30 (thirty) wet metric tons. Sample portions shall be made from each such sample lot and distributed as follows:

•	2 sets of sealed samples for the Seller;

•	2 sets of sealed samples for the Buyer;

•	1 set of sealed samples to be reserved by an internationally recognised supervision company for eventual umpire purposes.

The final contents for all elements shall be calculated on a lot-by-lot basis. The sum of the individual lot contents will constitute the total of the shipment.

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ASSAYING

Assays shall be determined by an independent laboratory at loading port and shall be considered as finals for both parties

Seller and buyer will determine by mutual agreement one of the following laboratories for assays determination, and will be chosen on a rotational basisi

Laboratory Services International B.V.

Geijssendorfferweg 54

3088 GK Rotterdam

SGS Laboratory Services

Malledijk 18

3200 AE Spijkenisse

The Netherlands

Alfred H. Knight International Ltd.

Eccleston Grange

Prescot Road

St Helens

Merseyside WA10 3BQ

England

Silver and gold assays shall be determined unadjusted for cupel absorption and slag loss

FORCE MAJEURE

If either party is prevented, hindered or delayed from performing in whole or in part any obligation or condition of this contract by reason of force majeure (the “Affected Party”), the Affected Party shall give written notice to the other party promptly and in any event within 3 (three) Business Days after receiving notice of the occurrence of a force majeure event giving, to the extent reasonably practicable, the details and expected duration of the force majeure event and the quantity of Concentrate affected (the “Force Majeure Notice”).

Provided that a Force Majeure Notice has been given, for so long as the event of force majeure exists and to the extent that performance is prevented, hindered or delayed by the event of force majeure, neither party shall be liable to the other and the Affected Party may suspend performance of its obligations under this contract (a “Force Majeure Suspension”). During the period of a Force Majeure Suspension, the other party may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable.

The Affected Party shall use commercially reasonable efforts to avoid or remove the event of force majeure and shall promptly notify the other party when the event of force majeure is terminated.

If a Force Majeure Suspension occurs, the time for performance of the affected obligations and, if applicable, the term of this contract shall be extended for a period equal to the period of suspension.

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If the period of the Force Majeure Suspension is equal to or exceeds 3 months from the date of the Force Majeure Notice, and so long as the force majeure event is continuing, either party may, in its sole discretion and by written notice, terminate this contract or, in the case of multiple deliveries under this contract, terminate the affected deliveries. Upon termination in accordance with this clause, neither party shall have any further liability to the other in respect of this contract or, as the case may be, the terminated deliveries except for any rights and remedies previously accrued under the Contract, including any payment obligations.

“Force Majeure” means any cause or event reasonably beyond the control of a party, including, but not limited to fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of god; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs (whether or not such labour difficulty could be settled by acceding to any demands of any such labour group of individuals); accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, harbours, railroads or other navigational or transportation mechanisms; disruption or breakdown of, storage plants, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any governmental authority; good faith compliance with any order, request or directive of any governmental authority; or any other cause reasonably beyond the control of a party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such party could not have been able to avoid or overcome. A party’s inability economically to perform its obligations under the Contract shall not constitute an event of force majeure.

This clause shall not apply to any obligations to pay, indemnify or provide security or to any Concentrate for which vessel, truck or rail wagon space has been booked, pricing has been established, the quotational period has commenced or payment has been made unless the Buyer has expressly consented in writing.

SUSPENSION OF QUOTATIONS

The metal prices and currency quotations specified under this contract are the quotations in general use for the pricing of the metal content of concentrate.

In the event that any of these price quotations cease to exist or cease to be published or should no longer be internationally recognised as the basis for the settlement of concentrate contracts, then upon the request of either party, Seller and Buyer will promptly consult together with a view to agree on a new pricing basis and on the date for bringing such basis into effect. The basic objective will be to secure the continuity of fair pricing.

DISPUTE RESOLUTION

Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the New York Court of International Arbitration (“NYCIA”), which Rules are deemed to be incorporated by reference into this clause. The tribunal shall consist of three arbitrators, all of whom shall have experience in shipping and trading matters. One arbitrator shall be appointed by Buyer, one by Seller and a third by the President of the NYCIA. The third arbitrator shall always be a practicing barrister or solicitor. In case either party fails to nominate its arbitrator then he will be appointed by the President of the LCIA. However, it is understood that both parties shall be entitled to take any reasonable measures for the protection of rights accrued to them by this contract without prejudice to the provisions of this clause. The arbitration shall be held in New York, US. The tribunal shall state in its award in detail the facts of the case and reasons for its decision. The award shall be final and binding and not subject to appeal.

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CHOICE OF LAW

This contract shall be governed by and construed in accordance with New York law.

The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to this contract.

TAXES AND TARIFFS

Any taxes, tariffs and duties whether existing or new on the Concentrate or contained metals or on commercial documents relating thereto or on the cargo itself, imposed in the country of origin shall be borne by the Seller.

Any taxes, tariffs and duties whether existing or new on the Concentrate or contained metals or on commercial documents relating thereto or on the cargo itself, imposed in the country of discharge and/or the importing country shall be borne by Buyer.

LICENSES

Seller undertakes that all the necessary export licences and all other authorisations required for the Concentrate have been obtained (and/or will be obtained) for the entire quantity covered by this contract. Seller furthermore guarantees that such licences will remain in force for the full life of this contract

ASSIGNMENT

Without the prior written consent of the other party, which shall not be unreasonably withheld, neither party may assign or create a trust or otherwise transfer its rights or obligations under this contract in full or in part.

THIRD PARTY RIGHTS

Any person who is not a party to this contract may not enforce any term of it. The parties agree that the Contracts (Rights of Third Parties) Act 1999 shall not apply to this contract or any other agreement entered pursuant to it.

LIMITATION OF LIABILITY

Neither the Seller nor the Buyer shall be liable, whether in contract or in tort or otherwise, for indirect, consequential or special damages or losses of whatsoever nature, however caused.

Under no circumstances shall Buyer’s liability exceed the value of the Concentrate as at the date of shipment.

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INCOTERMS

Insofar as not inconsistent herewith INCOTERMS 2000 (and any later amendments thereto) shall apply to this contract.

CHANGE OF CONTROL

In the event of any actual or prospective change in the organisation, control or management of a party, including without limitation, a change to the majority shareholding or privatisation or equivalent process, subject always to DEFAULT, this contract will not be changed or in any way modified and shall continue in full force and affect.

NOTICES

No notice or communication with respect to this contract shall be effective unless it is given in writing and delivered or sent by facsimile or electronic mail to the other party at the address set out herein, or to such other address as each party otherwise notifies the other party.

Notices given by first class mail shall be deemed to have been delivered when received. Notices sent by facsimile or electronic mail shall be deemed to have been received upon completion of successful transmission if sent during normal office hours at the place of receipt. Any facsimile or electronic mail transmitted outside of normal office hours at the place of receipt shall be deemed to have been received on the next Business Day.

All notices, requests and other communications hereunder shall be addressed:

If to Seller:	DON DAVID GOLD S.A. DE C.V. Macedonio Alcala No. 201-105 Col. Centro, Oaxaca, Oaxaca Mexico Phone: + 52 951 5216 82 58

If to Buyer:	CONSORCIO MINERO DE MEXICO, CORMIN MEX, S.A. DE C.V. Reforma 115 piso 21, despacho 2102 Col. Lomas de Chapultepec, del. Miguel Hidalgo Mexico D.F., Mexico Phone: + 52 55 4021 69

WAIVERS

No waiver by Buyer of any right, power or remedy or of any provision of this contract and no amendment of any provision of this contract shall be effective unless and to the extent that it is expressly made and reduced to writing.

SEVERABILITY

The invalidity, illegality or unenforceability of any one or more of the provisions of this contract shall in no way affect or impair the validity and enforceability of the other provisions of this contract.

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CONFIDENTIALITY

The existence of and terms of this contract shall be held confidential by the parties save to the extent that such disclosure is made to a party’s banks, accountants, auditors, legal or other professional advisers, or as may be required by law, a competent court or a liquidator or administrator of a party, or the other party has consented in writing to such disclosure.

ENTIRE AGREEMENT

This contract constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous agreements between the parties relating to the subject matter. Each party acknowledges and represents that it has not relied on or been induced to enter into this contract by any representation, warranty or undertaking other than those expressly set out in this contract. A party is not liable to the other party for a representation, warranty or undertaking of whatsoever nature that is not expressly set out in this contract.

FUTURE PRODUCTION

Both parties agree to discuss in good faith a commercial take off agreement for the delivery of polymetallic concentrates (Cu/Au, Pb/Ag and Zn) to begin to be shipped in June 2011, once the production is stabilized and the seller declared the commercial production for each concentrate, copper, zinc and lead. The discussion should be done during june 2011 by both parties in order to establish a mutual agreement in good faith for the terms and conditions for the next period.

International Market Terms from the main mining and smelter companies in the world will be taken into consideration to determine the terms and conditions of the take off agreement. The previous one will be subject to a satisfactory agreement to both parties.

IN WITNESS WHEREOF the parties have executed this document as of the respective dates specified below with effect from the Effective Date specified on the first page of this document.

Accepted:

DON DAVID GOLD. S.A. DE C.V..	CONSORCIO MINERO DE MEXICO
(signed by fully authorised signatory)	CORMIN MEX S.A. DE C.V.
(signed by fully authorised signatory)

Place and Date: Denver 7/20/11	Place and Date: Mexico,